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                                                                    EXHIBIT 23.2

INFORMATION REGARDING CONSENT OF ARTHUR ANDERSEN LLP

The audited consolidated financial statements including the Company's Balance Sheets as of December 31, 2001 and 2000; Statements of Income for years ending December 31, 2001, 2000, and 1999; Statements of Parent Company Equity for the years ending December 31, 2001, 2000, and 1999; and Statements of Cash Flows for the years ending December 31, 2001, 2000, and 1999 (the "Audited Financial Statements") of the Registrant included in the Registrant's Registration Statement on Form 10 dated September 6, 2002, and incorporated by reference into SCST's registration statement (Form S-8 No. 333-100649 and 333-103661), were audited by Registrant's former independent auditors, Arthur Andersen LLP, as indicated in their report with respect thereto dated January 25, 2002 (the "Audit Report"), and are included in reliance upon the authority of said firm as experts in accounting and auditing. The Registrant would ordinarily be required to obtain the consent of Arthur Andersen LLP to the incorporation of the Audit Report into SCST's registration statement (Form S-8 No. 333-100649 and 333-103661). After reasonable efforts, the Registrant has been unable to obtain Arthur Andersen LLP's consent to the incorporation by reference into SCST's registration statement (Form S-8 No. 333-100649). Under these circumstances, Rule 437a of the Securities Act of 1933 permits the Registrant to file this Registration Statement without a written consent from Arthur Andersen LLP. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report into this Registration Statement, investors may not be able to recover against Arthur Andersen LLP under Section 11(a) of the Securities Act of 1933, as amended.

Section 11(a) provides that if any part of a registration statement, at the time such registration statement becomes effective, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless such person knows of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation that is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation that purports to have been prepared or certified by the accountant. Under these circumstances, Rule 437a under the Securities Act permits the Registrant to file this Annual Report on Form 10-K, which is incorporated by reference into the Registration Statement, without a written consent from Arthur Andersen LLP. Because the Registrant is unable to obtain Arthur Andersen LLP's written consent to the incorporation by reference of their report on such financial statements, Arthur Andersen LLP does not become subject to liability under Section 11(a), as discussed above. Consequently, investors would be unable to sue Arthur Andersen LLP under Section 11(a) in connection with the purchase or sale of securities. In addition, other persons who are subject to liability under Section 11, including the Registrant's officers and directors, may still rely on Arthur Andersen LLP's Audit Report as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.